UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 8, 2016

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 8, 2016, Heartland Financial USA, Inc. (the “Company") closed its sale of 1,379,690 shares of the Company's common stock, $1.00 par value per share (the "Shares") pursuant to an Underwriting Agreement (the "Underwriting Agreement") with Raymond James & Associates, Inc. as underwriter (the "Underwriter"), providing for the offer and sale in a firm commitment underwritten public offering (the "Offering") of the Shares. The Underwriters did not have an option to purchase any additional shares of common stock pursuant to the Underwriting Agreement. The Company made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and Registration Statement (as defined below) related to the Offering. The Company also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Offering was made pursuant to the Company's effective registration statement on Form S-3/ASR (File No. 333-212764) ("the Registration Statement") previously filed with the Securities and Exchange Commission (the "SEC"), including the prospectus contained therein dated July 29, 2016, and the preliminary prospectus supplement and final prospectus supplement, each dated November 2, 2016 and filed by the Company with the SEC.

The net proceeds from this offering were approximately $49.7 million.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. In connection with the issuance of the Shares in the Offering, Dorsey & Whitney LLP provided the Company with the legal opinion attached hereto as Exhibit 5.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

1.1	Underwriting Agreement, dated November 2, 2016, between Heartland Financial USA, Inc. and Raymond James & Associates, Inc.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Dorsey & Whitney LLP. (included in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 8, 2016	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

1.1	Underwriting Agreement, dated November 2, 2016, between Heartland Financial USA, Inc. and Raymond James & Associates, Inc.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto)